Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 22, 2005)            Registration No. 333-123862



                 AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

       $250,000,000 of 5.25% Contingent Convertible Senior Notes due 2024

   $10,000,000 of Series B 5.25% Contingent Convertible Senior Notes due 2024

                                       and

          Shares of Common Stock Issuable Upon Conversion of the Notes


         This prospectus supplement supplements the prospectus dated April 22, 2005, as supplemented by the prospectus supplements dated May 2, 2005, May 11, 2005, May 25, 2005, June 8, 2005, July 1, 2005 and July 22, 2005, relating to the resale by certain of our securityholders of up to $250,000,000 of our 5.25% Contingent Convertible Senior Notes due 2024, $10,000,000 of our Series B 5.25% Contingent Convertible Senior Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                               Aggregate
                                               Principal       Percentage of
                                                 Amount      Aggregate Principal  Number of Shares
                                             of Notes That     Amount of Notes     of Common Stock    Percentage of Common
Name                                          May Be Sold        Outstanding     That May Be Sold(1)  Stock Outstanding(2)
------------------------------------------ ----------------- ------------------- ------------------- ----------------------
PIMCO Convertible Fund......................      250,000             *                 17,277                  *

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* Represents less than 1%.

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     69.1085 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 38,375,157 shares of common stock outstanding as of February 28, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.


        Investing in the notes and our common stock issuable upon their conversion involves risks. See "Risk Factors" beginning
                         on page 7 of the prospectus.


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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
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          The date of this prospectus supplement is August 23, 2005.